Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Hatteras Alternative Mutual Funds Trust:

We consent to the use of our report dated March 3, 2014, incorporated by reference herein, for Hatteras Alpha Hedged Strategies Fund, Hatteras Hedged Strategies Fund, Hatteras Long/Short Equity Fund, Hatteras Long/Short Debt Fund and Hatteras Managed Futures Strategies Fund, each a series of the Hatteras Alternative Mutual Funds Trust, and to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Milwaukee, WI

April 29, 2014